Exhibit 99.6

PT Network Intermediate Holdings, LLC

Consolidated Financial Reports

December 31, 2021, 2020 and 2019

Contents

Independent Auditors’ Report	1-2
Financial Statements of PT Network Intermediate Holdings, LLC
Consolidated Balance Sheets as of December 31, 2021 and 2020	3
Consolidated Statements of Operations for the Years Ended December 31, 2021, 2020 and 2019	4
Consolidated Statements of Mezzanine Equity and Permanent Equity for the Years Ended December 31, 2021, 2020 and 2019	5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021, 2020 and 2019	6
Notes to Consolidated Financial Statements	7-26
Schedule I: Condensed Parent Company Financial Statements	27-29
Notes to Schedule I: Condensed Parent Company Financial Statements	30-31

Independent Auditors’ Report

Members and Board of Managers

PT Network Intermediate Holdings, LLC

Towson, MD

Opinion

We have audited the accompanying consolidated balance sheets of PT Network Intermediate Holdings, LLC (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, mezzanine equity and permanent equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and schedule I listed in the table of contents (collectively referred to as the financial statements).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audits of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the financial statements are issued.

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.

Auditors' Responsibilities for the Audits of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance, and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Dixon Hughes Goodman LLP

Tampa, FL

March 30, 2022

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.

PT Network Intermediate Holdings, LLC

Consolidated Balance Sheets

As of December 31, 2021 and 2020

Assets	2021	2020

Current assets:
Cash and cash equivalents	$8,563,421	$11,999,888
Accounts receivable, net	39,670,925	31,328,970
Prepaid expenses and other current assets	3,337,544	4,576,181
Total current assets	51,571,890	47,905,039

Property and equipment, net	7,589,019	9,684,511
Goodwill	210,938,864	196,254,142
Identifiable intangible assets, net	6,347,449	7,637,479
Other assets	1,552,245	1,638,172
Total assets	$277,999,467	$263,119,343

Liabilities, mezzanine equity, and members' equity

Current liabilities:
Accounts payable - trade	$3,447,290	$3,175,664
Accrued expenses:
Accrued compensation expenses	14,749,643	14,624,625
Accrued interest and commitment fees	1,837,442	1,818,958
Other accrued expenses	10,486,710	2,380,333
Current maturities of long-term debt	2,235,081	1,277,189
Other current liabilities	3,062,068	8,413,019
Total current liabilities	35,818,234	31,689,788

Accrued interest - PIK notes	2,267,582	2,100,734
Long-term debt, net	211,347,502	199,482,120
Other non-current liabilities	6,347,175	6,563,087
Deferred rent	3,631,879	3,640,030
Total liabilities	259,412,372	243,475,759
Commitments and contingencies (see Note 8)

Mezzanine equity

Redeemable preferred interests	16,452,934	14,948,957

Equity

Members' equity - common interests	2,134,161	4,694,627

Total liabilities, mezzanine equity, and members' equity	$277,999,467	$263,119,343

See notes to consolidated financial statements.

PT Network Intermediate Holdings, LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2021, 2020 and 2019

	2021	2020	2019

Net revenues	$258,880,665	$221,023,889	$220,461,783

Cost of revenue:
Compensation and benefits	141,922,583	131,507,936	124,197,072
Occupancy	24,512,237	22,326,482	23,855,795
General and administrative	10,236,324	7,270,198	7,808,058
Total cost of revenue	176,671,144	161,104,616	155,860,925

Gross profit	82,209,521	59,919,273	64,600,858

Operating costs:
Provision for doubtful accounts	5,022,047	4,096,158	3,311,462
Corporate costs	59,387,433	59,823,588	67,332,485
Other expense	7,915,594	1,947,909	3,123,142
Total operating costs	72,325,074	65,867,655	73,767,089

Other operating income	12,397,923	3,141,085	-

Operating gain / (loss)	22,282,370	(2,807,297)	(9,166,231)

Interest expense	22,710,666	20,915,529	21,773,628

Loss prior to income tax	(428,296)	(23,722,826)	(30,939,859)

Income tax (benefit) / expense	628,193	(260,845)	367,076

Total net loss	(1,056,489)	(23,461,981)	(31,306,935)

Accretion of redeemable preferred interests	1,503,977	1,415,700	663,257

Net loss attributable to common interests	$(2,560,466)	$(24,877,681)	$(31,970,192)

See notes to consolidated financial statements.

PT Network Intermediate Holdings, LLC

Consolidated Statements of Mezzanine Equity and Permanent Equity

For the Years Ended December 31, 2021, 2020 and 2019

Mezzanine Equity at December 31, 2018	$-

Issuance of redeemable preferred interests	10,770,000
Accretion of redeemable preferred interests	663,257

Mezzanine Equity at December 31, 2019	11,433,257

Issuance of redeemable preferred interests	2,100,000
Accretion of redeemable preferred interests	1,415,700

Mezzanine Equity at December 31, 2020	14,948,957

Issuance of redeemable preferred interests	-
Accretion of redeemable preferred interests	1,503,977

Mezzanine Equity at December 31, 2021	$16,452,934

Equity at December 31, 2018	$50,962,500

Member contributions	9,180,000
Net loss attributable to common interests	(31,970,192)

Equity at December 31, 2019	28,172,308

Member contributions	1,400,000
Net loss attributable to common interests	(24,877,681)

Equity at December 31, 2020	$4,694,627

Member contributions	-
Net loss attributable to common interests	(2,560,466)

Equity at December 31, 2021	$2,134,161

See notes to consolidated financial statements.

PT Network Intermediate Holdings, LLC

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021, 2020 and 2019

	2021	2020	2019
Cash flows from operating activities:
Net loss	$(1,056,489)	$(23,461,981)	$(31,306,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,627,156	7,256,843	8,412,401
Provision for doubtful accounts	5,022,047	4,096,158	3,311,462
Interest paid-in-kind (PIK)	10,350,709	9,710,809	9,944,550
(Gain)/Loss on extinguishment of debt	(10,000,000)	-	1,042,822
Changes in operating assets and liabilities:
Accounts receivable, net	(13,364,001)	(12,288,849)	(386,603)
Prepaid expenses and other assets	1,340,446	(1,913,047)	(2,006,582)
Accounts payable and accrued expenses	7,277,661	4,365,501	(4,991,212)
Other liabilities	(1,563,055)	2,438,079	(1,210,817)
Deferred rent	(8,151)	(734,036)	(307,895)
Medicare Accelerated and Advance Payment Funds	(5,493,808)	7,770,162	-
Net cash used in operating activities	867,485	(2,760,361)	(17,498,809)

Cash flows from investing activities:
Purchases of property and equipment	(1,473,911)	(1,245,902)	(1,403,420)
Business acquisitions, net of cash acquired	(12,417,882)	-	-
Other	-	-	(20,000)
Net cash used in investing activities	(13,891,793)	(1,245,902)	(1,423,420)

Cash flows from financing activities:
Borrowings on revolving facilities	3,000,000	-	2,962,141
Payments on revolving facilities	-	-	(7,962,141)
Debt issuance costs	(400,000)	-	(2,539,786)
Proceeds from long-term debt	10,000,000
Principal payments on long-term debt	(1,277,189)	(957,892)	-
Paycheck Protection Program Loan Proceeds	-	10,000,000	-
Member contributions	-	3,500,000	19,950,000
Other	-	(21,319)	(78,346)
Net cash provided by financing activities	11,322,811	12,520,789	12,331,868

Net increase (decrease) in cash and cash equivalents	(3,436,467)	8,514,526	(6,590,361)

Cash and cash equivalents - Beginning of period	11,999,888	3,485,362	10,075,723
Cash and cash equivalents - End of period	$8,563,421	$11,999,888	$3,485,362

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,680,433	$9,361,635	$10,900,534

Non-cash investing and financing activities:
Capital expenditures accrued or payable	$165,844	$59,435	$128,994
PIK interest converted to long-term debt	$10,183,861	$9,685,046	$7,869,579
Increase in obligations from deferral of lender fees	$2,083,466	$695,748	$595,334
PPP loan forgiveness	$10,000,000	$-	$-
Accretion of redeemable preferred interests	$1,503,977	$1,415,700	$663,257
Deferred consideration in business acquisitions	$2,568,000	-	-

See notes to consolidated financial statements.

PT Network Intermediate Holdings, LLC

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of Business

PT Network Intermediate Holdings, LLC (PTNIH), is a limited liability company formed in the State of Delaware on September 16, 2013. PTNIH wholly owns PT Network, LLC (PTN). PT Network, LLC, d/b/a Pivot Physical Therapy, operates outpatient physical therapy and occupational health clinics that provide physical therapy, sports medicine and athletic training, aquatic therapy, work injury, and sports performance and wellness services. Services are provided at locations throughout Maryland, Virginia, West Virginia, Washington, D.C., Pennsylvania, Delaware, and North Carolina. Additionally, Pivot Physical Therapy provides on-site physical therapy, occupational therapy, and athletic training to job sites across the country.

PTNIH operates directly through its subsidiaries, PT Network, LLC, Bayside Physical Therapy, LLC, Cambridge Physical Therapy and SportsCare, LLC, Glen Burnie Physical Therapy & Sports Care, LLC, Maryland SportsCare & Rehab, L.L.C., Maryland Sports Care & Rehabilitation of Salisbury, LLC, Professional SportsCare & Rehab, LLC, Professional SportsCare & Rehab of West Virginia, LLC, Professional SportsCare, LLC, Professional Sportscare & Rehab Associates, LLC, Southern Delaware SportsCare and Rehabilitation, LLC, PTN Transportation, LLC, ActivCare Physical Therapy, LLC, Pivot Occupational Health Holdings LLC, Pivot Athletic Training, LLC, Allegheny &

Chesapeake Physical Therapists Incorporated, Omega Medical Center LLC, Tidewater Physical Therapy, LLC, PhysioHealth, LLC, Dynamic Therapy Services of Pennsylvania, LLC, Dynamic Therapy Services, LLC, Pivot Physical Therapy of Pennsylvania, LLC, PTCG, LLC, Pivot Health Professionals, P.C., Onsite Innovations, LLC, and PT Enterprises, Inc. (collectively, the Company).

The 27 consolidated entities include a holding company, 25 physical therapy, athletic training, and occupational health companies and a transportation company. The operating entities earn revenue directly from patient care through their clinic and Onsite Innovations, LLC locations. The clinics primarily generate business from physician referrals. The principal sources of payment for the clinics’ services are commercial health insurance, Medicare, Medicaid, workers’ compensation insurance and proceeds from personal injury cases. Services provided at Onsite Innovations, LLC locations are contract based and the contracted party is the single source of payment.

Significant Accounting Policies

A summary of the Company’s significant accounting policies follows:

Basis of Accounting

The accompanying consolidated financial statements have been prepared using the accrual basis of accounting, whereby revenue is recognized when services are rendered and expenses are recognized when incurred, in accordance with accounting principles generally accepted in the United States (GAAP).

Principles of Consolidation

The consolidated financial statements include the accounts and operations of the Company. All intercompany balances, transactions and amounts have been eliminated in consolidation.

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents at various financial institutions. The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. The combined account balances at several institutions typically exceed Federal Deposit Insurance Corporation (FDIC) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk on cash and cash equivalents.

Revenue Recognition

Physical Therapy Revenues

Revenues are recognized in the period in which services are rendered. Physical therapy revenues, which are included in net revenues in the consolidated statements of operations, consists of revenues for physical therapy and occupational therapy clinics that provide pre-and post-operative care and treatment for orthopedic related disorders, sports-related injuries, preventative care, rehabilitation of injured workers and neurological-related injuries. Physical therapy revenues (patient revenues less estimated contractual adjustments), are recognized at the estimated net realizable amounts from third-party payers, patients and others in exchange for services rendered when obligations under the terms of the contract are satisfied. There is an implied contract between the Company and the patient upon each patient visit. Generally, this occurs as the Company provides physical and occupational therapy services, as each service provided is distinct and future services rendered are not dependent on previously rendered services. The Company has agreements with third-party payers that provide for payments to the Company at amounts different from its established rates. See below for further discussion on variable consideration and allowance for doubtful accounts estimates.

Industrial injury prevention services revenues

Revenues from the industrial injury prevention business, which are also included in net revenues in the consolidated statements of operations, are derived from onsite services provided to clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization. Revenue from the Company’s industrial injury prevention business is recognized when obligations under the terms of the contract are satisfied. Revenues are recognized at an amount equal to the consideration the Company expects to receive in exchange for providing injury prevention services to its clients. The revenue is determined and recognized based on the contractual terms with the third party under the series guidance of ASC 606. Variable fees, which can include per-hour or per-event charges, are recognized in the period that the underlying services are performed based on the variable consideration exception applicable for services that comprise a series.

Other revenues

The Company recognizes revenue for services provided to schools and industrial worksites, for physical or occupational therapy services, and athletic trainers and gym membership fees, which are also included in net revenues in the consolidated statements of operations. Contract terms and rates are agreed to in advance between the Company and third parties. Services are typically performed over the contract period and revenue is recorded as the services are rendered. If the services are paid in advance, revenue is recorded as a contract liability over the period of the agreement and recognized over time as the services are performed, generally under the series guidance.

The Company had disaggregated revenues for the years ended December 31, 2021, 2020 and 2019 as follows:

	2021	2020	2019
Physical Therapy	$200,378,057	$163,193,317	$182,405,511
Industrial Injury Prevention Services	53,539,534	52,911,151	32,353,277
Other	4,963,074	4,919,421	5,702,995
Total	$258,880,665	$221,023,889	$220,461,783

The Company recorded a contract liability of $322,610 and $242,048 at December 31, 2020 and 2019, respectively, for services that were billed to certain industrial injury prevention clients but services had not yet been rendered. Approximately $322,610 and $242,048 of this liability was subsequently earned and recognized as part of operating revenues during 2021 and 2020, respectively. As of December 31, 2021, the contract liability balance was $695,253 and is expected to be recognized over the next year.

As discussed in Note 15, in 2020, the Company received advanced payments totaling $7,770,162 under the Medicare Accelerated and Advance Payments Program (MAAPP). The advance represents a contract liability for services to be performed in 2021 and 2022. The advance will be recognized as revenue and the contract liability offset as the related services are performed. CMS recouped $5,493,808 of Medicare payments during the year ended December 31, 2021. As of December 31, 2021, the Company owes CMS $2,276,354 which is included in other current liabilities on the consolidated balance sheet.

Revenue recognized for the years ended December 31, 2021, 2020 and 2019 from performance obligations partially satisfied in prior periods was not material and there were no material contract assets as of December 31, 2021 and 2020. The Company applied the practical expedients related to the series guidance and shorter-term (original contract term of one year or less) to not disclose the aggregate transaction price allocated to unsatisfied performance obligations.

The Company does not capitalize any costs to obtain or fulfill a contract.

Accounts Receivable, net

Substantially all of the Company’s accounts receivable are related to providing healthcare services to patients and employees of customers whose costs are primarily paid by federal and state governmental authorities, managed care health plans, commercial insurance companies, and workers’ compensation and employer programs. The Company reports accounts receivable at an amount equal to the consideration the Company expects to receive in exchange for providing healthcare services to its patients and employees of customers, which is estimated using contractual provisions associated with specific payers, historical reimbursement rates, and an analysis of past experience to estimate potential adjustments.

The Company also has certain receivables that are related to providing healthcare services to patients whose costs are primarily paid by local governments and other third parties. The Company reports these receivables at an amount equal to the consideration the Company expects to receive in exchange for providing healthcare services to its patients and employees of customers.

Allowance for Doubtful Accounts

The Company writes off amounts that have been deemed to be uncollectible. The Company writes off uncollectible invoices when appropriate collection efforts have been exhausted. The allowance for doubtful accounts is included in accounts receivable, net on the consolidated balance sheets.

Security Deposits

The Company has recorded $903,109 and $892,228 of refundable security deposits as of December 31, 2021 and 2020, respectively, for various physical therapy and occupational health clinics in other assets in the consolidated balance sheet.

Long-Lived Assets

Property and equipment, net

Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the remaining lease term.

The general range of useful lives is as follows:

Computer equipment and software	3 years
Furniture and office equipment	7 years
Medical equipment	7 years
Leasehold improvements	1-10 years

Finite-lived Intangible Assets

Intangible assets that have finite useful lives are amortized over their useful lives and reported at cost less accumulated amortization and impairment losses, if applicable. The Company's finite-lived intangible assets consist of customer relationships and trade name assets associated with the Company’s historical acquisitions.

Impairment of Long-Lived Assets

Long-lived assets are not required to be tested for impairment annually. However, long-lived assets are tested for impairment whenever circumstances indicate that the carrying amount of the asset may not be recoverable, such as when the disposal of such assets before the end of its previously estimated useful life is likely or there is an adverse change in the market involving the business employing the related assets. The impairment test first requires an assessment of the recoverability of the asset by comparing the net future cash flows of the asset to the carrying value of the asset. The net cash flows of the asset are estimated on an undiscounted, pre-tax basis, and should be based on future cash inflows expected from use of the asset over its remaining useful life, less expected future cash outflows necessary for maintenance, and cash flows associated with the eventual disposition of the asset. If the carrying value of the asset exceeds the net future cash flows of the asset, the asset would not be deemed to be recoverable. An impairment of the asset would then be recognized in an amount equal to the excess of the asset’s carrying value over its estimated fair value. Significant judgments used for long-lived asset impairment assessments include determining whether events of circumstances indicate that the carrying value of the asset may not be recoverable, identifying asset groupings, identifying the primary assets within each asset grouping, and estimating projected cash flows attributable to the asset grouping. The valuation of long-lived assets at estimated fair value, when required, is performed using Level 2 or Level 3 fair value inputs. There were no impairment charges related to long-lived assets in 2021, 2020 or 2019.

Goodwill

The Company records goodwill for the excess purchase price over the fair value of the identifiable net assets acquired in business combinations. The fair value of goodwill is evaluated for impairment annually, or earlier upon the occurrence of substantive unfavorable changes in economic conditions, industry trends, costs, or cash flows. The impairment test requires judgment, including the identification of reporting units, the assignment of assets, liabilities and goodwill to reporting units, and the determination of fair value of each reporting unit if a quantitative test is performed. If management believes that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required. The Company has identified a total of three reporting units, of which two reporting units have been allocated goodwill.

An impairment loss generally would be recognized when the carrying value of a reporting unit exceeds the estimated fair value of equity of the reporting unit. The estimated fair value of a reporting unit is determined by employing income and market approaches. Included in the income and market approaches are assumptions regarding projected revenue, profitability, and capital requirements for each reporting unit. The projected cash flows of each reporting unit are discounted back to the present value to estimate the fair value of each reporting unit as of the impairment testing date under the income approach. Under the market approach, a market multiple is applied to historical and / or projected financial information to estimate the fair value of each reporting unit as of the impairment testing date. The financial projections for each reporting unit are based on management’s knowledge of the industry, management’s understanding of each reporting unit’s recent transactions, and management’s expectations for each reporting unit’s operations. If the financial projections for a reporting unit fail to materialize, the resulting decline in estimated fair values could result in an impairment charge to the goodwill associated with the respective reporting unit. The valuation of goodwill at estimated fair value, when required, is performed using Level 2 or Level 3 fair value inputs.

The Company assessed goodwill for impairment for the two reporting units with goodwill and did not identify any evidence of impairment with respect to goodwill for either reporting unit as of the assessment dates.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, net, accounts payable, accrued expenses, and our line-of-credit approximate fair value due to the short maturity of these instruments. The carrying amount of long-term debt approximates fair value because the interest rates fluctuate with market interest rates. The fair value of debt estimates are based on Level 2 inputs.

Fair Value Measurements

The Company follows the Financial Accounting Standards Board (FASB) authoritative guidance for fair value measurements, which defines fair value as the estimated price at which an asset can be sold or a liability settled in an orderly transaction to a third party under current market conditions, and establishes a framework for measuring fair value in accordance with GAAP.

Debt Issuance Costs

Costs associated with acquiring debt are capitalized as debt issuance costs. Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. These costs are amortized over the term of the related loans using the straight-line method, which is not materially different than the effective interest method, and are included in interest expense in the consolidated statements of operations.

Deferred Rent

Rent payments on operating leases are recognized as an expense on a straight-line basis over the related lease term, which includes renewal options that are reasonably assured of exercise. Generally, renewal options are not considered reasonably assured of exercise. Deferred rent is based on cumulative rent expense that is in excess of amounts paid to date. The liability as of December 31, 2021 and 2020 was $2,523,504 and $2,035,019, respectively, and is reported as part of deferred rent in the consolidated balance sheets.

When the Company receives a tenant improvement allowance, it records a liability which is then amortized as a reduction of rent expense over the related lease term. The liability for tenant improvement allowances, net of amortization, as of December 31, 2021 and 2020 was $1,108,375 and $1,605,011, respectively, and is reported as part of deferred rent in the consolidated balance sheets.

Corporate Costs

Corporate costs consist primarily of salaries and benefits of corporate office personnel, rent, insurance costs, depreciation and amortization, travel, legal, compliance, professional, marketing and recruiting fees.

Income Taxes

The Company was formed as a limited liability company under the Delaware Liability Company Act and provisions of the Internal Revenue Code. Two subsidiaries of the Company are C Corporations for which a provision for income taxes has been included in the consolidated financial statements. These consolidated financial statements contain no provision for income taxes or benefits for PTNIH and its subsidiaries, other than for the subsidiaries described above, as taxable income or loss is reported by the members on their individual income tax returns. The Company’s Operating Agreement provides for the division of LLC profits and losses to the members and the perpetual existence of the entity.

Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to or disclosure in the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingencies, at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: amounts realizable for services performed, estimated useful lives of assets, the valuation of goodwill and intangible assets, amounts payable for self-insured losses, and the computation of income taxes. Future events and their effects cannot be predicted with certainty; accordingly, the Company’s accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as the Company’s operating environment changes. The Company’s management evaluates and updates assumptions and estimates on an ongoing basis. Actual results could differ from those estimates.

Reclassifications

The Company made certain reclassifications of prior year amounts to conform to the current year presentation. Such reclassifications had no impact on previously reported net loss.

Recently Adopted Accounting Guidance

In May 2014, March 2016, April 2016, and December 2016, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, ASU 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations, ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers, Narrow Scope Improvements and Practical Expedients, and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customer (collectively “New Revenue Standard”), respectively, which supersede most of the existing revenue recognition requirements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. The New Revenue Standard is effective for the Company for annual periods beginning after December 15, 2018 (as amended in August 2015 by ASU 2015-14, Deferral of the Effective Date).

The Company implemented the New Revenue Standard beginning January 1, 2019 using the modified retrospective transition method. The adoption of the New Revenue Standard did not result in any material changes to the Company’s consolidated financial statements other than the requirement to include incremental quantitative and qualitative disclosures such as certain disaggregation of revenue disclosures.

The Company completed the adoption of ASU 2016-13, Financial Instruments – Credit Losses on January 1, 2020. The financial instruments subject to ASU 2016-13 are the Company’s accounts receivable derived from contracts with customers. A significant portion of the Company’s accounts receivable are from highly-solvent, creditworthy payers including governmental programs such as Medicare and Medicaid, and highly regulated commercial insurers. The Company’s estimate of expected credit losses as of January 1, 2020, using its expected credit loss evaluation process, resulted in no adjustments to the allowance for credit losses and no cumulative-effect adjustment to members' equity on the adoption date of the standard.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (Topic 350), which eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment change. The Company completed the adoption of this standard effective January 1, 2020 and there was no impact to goodwill from the Company’s adoption of this change.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). This generally means that an intangible asset is recognized for the software license and, to the extent that the payments attributable to the software license are made over time, a liability also is recognized. If a cloud computing arrangement does not include a software license, the entity should account for the arrangement as a service contract. This generally means that the fees associated with the hosting element of the arrangement are expensed as incurred. The amendment is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted. The Company implemented the new standard on January 1, 2020 and capitalized certain implementation costs that were incurred in a cloud computing arrangement that is a service contract related to system conversions. The Company assigned useful lives of 3 – 5 years to these costs based on the term of the underlying service contract. Costs are amortized to general and administrative costs on the consolidated statements of operations. These costs are presented as components of prepaid expenses and other current assets and other assets on the consolidated balance sheets as of December 31, 2021.

Recently Issued Accounting Guidance

In February 2016, the FASB issued amended accounting guidance (ASU 2016-02, Leases) which replaced most existing lease accounting guidance under GAAP. Among other changes, the amended guidance requires that a right-to-use asset, which is an asset that represents the lessee’s right to use, and a lease liability, which is a lessee’s obligation to make lease payments arising for an operating lease measured on a discounted basis, be recognized on the balance sheet by lessees. The amended guidance is effective for the Company starting in the year ended December 31, 2022. Entities can use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the consolidated financial statements or recognize the cumulative effect of applying the new standard as an adjustment to the opening balance of equity.

The Company has operating leases for each of its clinic and certain corporate locations, as well as equipment. As a result, the Company will recognize right of use assets and lease liabilities on the consolidated balance sheet upon adoption of the new leasing standard. Operating lease expense will continue to be recognized as occupancy costs on a straight-line basis over the respective lease terms in the consolidated statement of operations. The Company will implement the new standard beginning January 1, 2022, and will elect certain practical expedients, including the expedient that permits the Company to retain its existing lease assessment and classification. The Company will also elect the transition method in ASU 2018-11, Leases (Topic 842):Targeted Improvements which allows the Company to recognize a cumulative effect adjustment of the standard adoption to the opening balance of equity at the adoption date. The Company will continue to evaluate the impact that the pronouncement will have on the Company's consolidated financial statements, including footnote disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions to the guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. The new guidance was effective upon issuance, and the Company is allowed to elect to apply the amendments prospectively through December 31, 2022. Borrowings under the Amended Credit Agreement bear interest based on LIBOR or an alternate base rate. Provisions within the agreement currently provide the Company with the ability to replace LIBOR with a different reference rate in the event LIBOR ceases to exist. The impact of the adoption was immaterial.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), which requires business entities to disclose information about certain government assistance they receive if they account for the transactions by applying a grant or contribution model by analogy (for example, International Financial Reporting Standards (IFRS) guidance in International Accounting Standard (IAS) 20 or guidance on contributions for not-for-profit entities in ASC 958-605). For transactions in the scope of the new standard, business entities will need to provide information about the nature of the transaction and the accounting policy used, the significant terms and conditions associated with the transaction, and the amounts and financial statement line items affected by the transaction. The new guidance is effective for annual reporting periods beginning after December 15, 2021; however, early adoption is permitted. The disclosure requirements can be applied either prospectively or retrospectively. The Company will adopt ASU 2021-10 as of January 1, 2022 and does not expect ASU 2021-10 to have an impact on the Company's consolidated financial statements upon adoption.

Note 2. Business Combinations

During 2021, the Company entered into four Asset Purchase Agreements, and one Stock Purchase Agreement, whereby the Company acquired certain assets, assumed no liabilities, and acquired shares of certain sellers. The aggregate purchase price of these acquisitions consisted of cash of $12,021,882, deferred cash consideration of $1,914,000 and contingent consideration of $1,050,000. The contingent consideration is based on the achievement of certain earnings targets with measurement periods from 2022 through 2024. The cash consideration was primarily funded through loan proceeds from the new Second Lien term loan disclosed in Note 6. The Company identified prepaid expenses, fixed assets and intangible assets related to tradename and assigned values of $15,882, $13,450 and $271,829, respectively. The remaining excess consideration of $14,684,721 was recognized as goodwill. The fair value of goodwill is attributable to expected increases in revenue and expected cost synergy opportunities in our new geographic footprint.

These acquisitions have been reported in the accompanying consolidated financial statements as business combinations in accordance with FASB guidance. The following table summarizes the aggregate consideration paid, contingent consideration and the fair values of the assets acquired recognized at the dates of acquisition. There were no business acquisitions in 2020.

Consideration:
Cash	$12,021,882
Deferred cash consideration	1,914,000
Contingent Consideration	1,050,000
Total consideration	$14,985,882

Recognized amounts of identifiable assets acquired:
Prepaid expenses	15,882
Fixed assets	13,450
Tradename	271,829
Total identifiable net assets	301,161

Goodwill	14,684,721
Net assets acquired	$14,985,882

The Company incurred transaction costs of $320,540 in connection with these and other proposed but not consummated business acquisitions, which are expensed as incurred and presented as part of corporate costs on the consolidated statements of operations as of December 31, 2021. All purchase price allocations for the 2021 business acquisitions were finalized in 2021 and there were no measurement period adjustments in 2022. The weighted-average amortization period of the identified intangible assets from these acquisitions is one year for tradename.

Note 3. Goodwill and Intangible Assets, net

Goodwill

The carrying amount of goodwill as of December 31, 2021 and 2020 was $210,938,864 and $196,254,142, respectively.

Intangible Assets, net

The balance and activity of finite-lived intangible assets is shown in the tables below:

	Useful Life ranges	Intangible Assets, net, balance as of December 31, 2019	Amortization Expense	Intangible Assets, net, balance as of December 31, 2020
Trade names, net of accumulated amortization of $3,889,800 and $4,088,828 as of December 31, 2019 and 2020, respectively	1 - 7 years	$863,491	$199,028	$664,463

Customer relationships, net of accumulated amortization of $3,461,144 and $4,765,414 as of December 31, 2019 and 2020, respectively	9 years	$8,277,286	$1,304,270	$6,973,016

	Useful Life ranges	Intangible Assets, net, balance as of December 31, 2020	Additions	Amortization Expense	Intangible Assets, net, balance as of December 31, 2021
Trade names, net of accumulated amortization of $4,088,828 and $4,346,417 as of December 31, 2020 and 2021, respectively	1 - 7 years	$664,463	$271,829	$257,589	$678,703

Customer relationships, net of accumulated amortization of $4,765,414 and $6,069,684 as of December 31, 2020 and 2021, respectively	9 years	$6,973,016	$-	$1,304,270	$5,668,746

Amortization of intangible assets, net, is recognized on a straight-line basis over the estimated useful lives of intangible assets. No impairments of finite-lived intangible assets were recorded for the years ended December 31, 2021, 2020 and 2019. Estimated amortization expense of the Company’s finite-lived intangible assets for each of the five succeeding years and thereafter is as follows:

Trade Names		Customer Relationships
Years Ending December 31,	Annual Amount	Years Ending December 31,	Annual Amount
2022	$390,868	2022	$1,304,270
2023	168,528	2023	1,304,270
2024	119,307	2024	1,179,270
2025	-	2025	1,125,714
2026	-	2026	755,222
Thereafter	$-	Thereafter	$-

Note 4. Property and Equipment, net

Property and equipment consists of the following at December 31, 2021 and 2020:

	2021	2020
Computer equipment and software	$4,602,465	$3,772,637
Furniture and office equipment	2,479,667	2,326,022
Medical equipment	6,297,523	6,042,859
Leasehold improvements	14,548,879	14,215,685
	27,928,534	26,357,203

Less accumulated depreciation	(20,339,515)	(16,672,692)

Property and equipment, net	$7,589,019	$9,684,511

Depreciation expense was $3,748,696, $4,436,943 and $5,372,027 for the years ended December 31, 2021, 2020 and 2019, respectively. There were no impairments recorded for the years ended December 31, 2021, 2020 and 2019.

Note 5. Net Revenues and Accounts Receivable, net

Medicare/Medicaid and Blue Cross entities represent approximately 35% and 24% of third-party payer net patient service revenue, respectively, for the year ended December 31, 2021, and 37% and 25% for the years ended December 31, 2020 and 2019. The remainder represents various other commercial payers and patients.

Medicare Reimbursement

The Medicare program reimburses outpatient rehabilitation providers based on the Medicare Physician Fee Schedule (MPFS). For services provided in 2017 through 2019, a 0.5% increase was applied to the fee schedule payment rates before applying the mandatory budget neutrality adjustment. For services provided in 2020 through 2025 no adjustment is expected to be applied each year to the fee schedule payment rates, before applying the mandatory budget neutrality adjustment.

In the 2020 MPFS Final Rule, CMS revised coding, documentation guidelines, and increased the code values for office/outpatient evaluation and management (E/M) codes and cuts to other codes to maintain budget neutrality of the MPFS beginning in 2021. Under the 2021 MPFS Final Rule, CMS increased the values for the E/M office visit codes and cuts to other specialty codes to maintain budget neutrality. As a result, CMS projected a 9% decrease in fee schedule payment rates for therapy services set to take effect in 2021. However, Congress intervened with passage of the Consolidated Appropriations Act, 2021 and reimbursement for the codes applicable to physical/occupational therapy services provided by our clinics received an estimated 3.5% decrease in the aggregate in payment from Medicare in calendar year 2021 as compared to 2020.

In the 2022 MPFS Final Rule published on November 2, 2021, there was to be an approximately 3.75% reduction to Medicare payments for physical/occupational therapy services. This was due to the expiration of the additional funding to the conversion factor provided by Congress in 2021 under the Consolidated Appropriations Act, 2021. However, this reduction was addressed in the Protecting Medicare and American Farmers from Sequester Cuts Act (2021 Act) signed into law on December 10, 2021. Based on various provisions in the 2021 Act, the Company now estimates that the Medicare rate reduction for the full year of 2022 will be approximately 0.75%. The 2021 Act did not address the 15% reduction in Medicare payments for services performed by a physical or occupational therapist assistant, which began on January 1, 2022.

In addition, the Consolidated Appropriations Act, 2021 includes reductions in Medicare payment rates of approximately 3% in each of calendar years 2023 and 2024, unless regulatory or Congressional action results in modifications to such rates as has occurred in 2021 and 2022.

The Budget Control Act of 2011 increased the federal debt ceiling in connection with deficit reductions over the next ten years and requires automatic reductions in federal spending by approximately $1.2 trillion. Payments to Medicare providers are subject to these automatic spending reductions, subject to a 2% cap. On April 1, 2013, a 2% reduction to Medicare payments was implemented. The Bipartisan Budget Act of 2015, enacted on November 2, 2015, extended the 2% reductions to Medicare payments through fiscal year 2025. The Bipartisan Budget Act of 2018, enacted on February 9, 2018, extends the 2% reductions to Medicare payments through fiscal year 2027. The CARES Act suspended the 2% payment reduction to Medicare payments for dates of service from May 1, 2020, through December 31, 2020. The Consolidated Appropriations Act, 2021 further suspended the 2% payment reduction until March 31, 2021. On April 14, 2021, additional legislation was enacted that waived the 2% payment reduction for the remainder of calendar 2021. The

2021 Act, which was signed into law on December 10, 2021, included a three-month extension of the 2% sequester relief applied to all Medicare payments through March 31, 2022, followed by three months of 1% sequester relief through June 30, 2022. Sequester relief is scheduled to then end on June 30, 2022.

Medicare claims for outpatient therapy services furnished by therapy assistants on or after January 1, 2020 must include a modifier indicating the service was furnished by a therapy assistant. Outpatient therapy services furnished on or after January 1, 2022 in whole or part by a therapy assistant will be paid at an amount equal to 85% of the payment amount otherwise applicable for the service.

Statutes, regulations, and payment rules governing the delivery of therapy services to Medicare beneficiaries are complex and subject to interpretation. Management believes that the Company is in compliance, in all material respects, with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company's consolidated financial statements as of December 31, 2021. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare program.

Accounts receivable, net consist of the following at December 31, 2021 and 2020:

	2021	2020
Gross accounts receivable	$73,904,735	$61,722,357
Allowance for third-party contractual discounts and adjustments	(33,723,726)	(29,942,761)
Allowance for doubtful accounts	(510,084)	(450,626)
Accounts receivable, net	$39,670,925	$31,328,970

Below is a rollforward of the allowance for doubtful accounts for the years ended December 31, 2021 and 2020:

	Balance at	Additions		Balance at	Additions		Balance at
	December 31,	Charged to		December	Charged to		December
Valuation Account	2019	Expenses	Deductions	31, 2020	Expenses	Deductions	31, 2021
Allowance for doubtful accounts -
accounts receivable	381,675	4,096,158	4,027,207	450,626	5,022,047	4,962,589	510,084

Medicare/Medicaid and commercial insurance providers represent approximately 25% and 47%, and 18% and 60% respectively, of gross accounts receivable at December 31, 2021 and 2020. The remainder is due from patients. Accounts receivable are carried based on total patient charges. The contractual allowances include estimates for third-party contractual and other adjustments. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts, considering the composition of accounts receivable, the current economic environment, and the resulting anticipated collectability of accounts. Accounts receivable are written off when deemed uncollectible.

Contractual allowances result from the differences between the rates charged for services performed and expected reimbursements by both insurance companies and government sponsored healthcare programs for such services. Medicare regulations and the various third party payers and managed care contracts are often complex and may include multiple reimbursement mechanisms payable for the services provided in our clinics. The Company estimates contractual allowances based on its interpretation of the applicable regulations, payer contracts, and the historical collection experience of the clinic and apply an appropriate contractual allowance reserve percentage to the gross accounts receivable balances for each clinic. Based on management’s historical experience, calculating the contractual allowance reserve percentage at the clinic level is sufficient to allow the Company to provide the necessary detail and accuracy with its collectability estimates. However, the services authorized and provided and related reimbursement are subject to interpretation that could result in payments that differ from the Company’s estimates. Payer terms are periodically revised necessitating continual review and assessment of the estimates made by management. The Company’s billing systems may not capture the exact change in contractual allowance reserve estimate from period to period. Therefore, in order to assess the accuracy of revenues and hence contractual allowance reserves, management compares cash collections to corresponding net revenues measured both in the aggregate and on a clinic-by-clinic basis.

Note 6. Long-Term Debt, net

Prior to the year ended December 31, 2019, the Company’s operating subsidiary, PTN, previously entered into an amended and restated credit agreement for commitments of $130,000,000 term loan, $10,000,000 revolving line-of-credit and $50,000,000 delayed draw term loan (First Lien Facilities). In addition to the First Lien Facilities, PTN entered into a credit agreement with a different lender for commitments of $49,000,000 term loan, and $11,000,000 delayed draw term loan (Second Lien Facilities).

All loans under the credit agreements were collateralized by all of PTN’s assets and PTNIH’s member equity interests.

All facilities under the First Lien Credit Facilities were to mature on November 30, 2021. All facilities under the Second Lien Facilities were to mature on April 12, 2023. The credit agreements were subject to certain financial and non-financial covenants.

In January 2019, PTN was unable to meet its obligation for scheduled interest payments and loan commitment fees in accordance with the terms of the First Lien Facilities and Second lien Facilities, resulting in default of the credit agreements. In response to this default, PTN’s lenders executed forbearance agreements and amended credit agreements with its First Lien Agent, the Second Lien Agent, each First Lien Lender and each Second Lien Lender.

In April 2019, the First Lien Agent, the Second Lien Agent, each First Lien Lender and each Second Lien Lender entered into a Restructuring Support Agreement (RSA) with respect to a proposed restructuring of the Loan Parties, which provided for consensual restructuring of the Company’s debt and equity structure (Restructuring). This agreement was amended and restated in June 2019.

The forbearance agreements were amended and extended up to the closing date, and terminated on June 28, 2019, upon execution of the restructured credit agreements.

At closing, the Second Lien Lenders contributed cash of $15,000,000 on a pro-rata basis to PTNIH in exchange for $6,000,000 of voting Class A common units and $9,000,000 of non-voting preferred units. The funds were then contributed by PTNIH to PTN and used for the following purposes: (i) to pay-off the First Lien revolving line-of-credit and accrued interest; (ii) to pay forbearance fees due on the First Lien credit agreement; (iii) to pay accrued interest on the First Lien term loan and revolving line-of-credit, fees and expenses; and (iv) to pay legal fees. The remaining funds were available for general business purposes.

The RSA and PTNIH’s amended and restated LLC agreement provide for the Second Lien Lenders to contribute up to an additional $10,000,000 on a delayed draw basis as needed by the Company. This additional funding, if needed, will be exchanged for up to $4,000,000 of voting Class A common units and $6,000,000 of non-voting preferred units. Refer to Note 12 for additional information on contributions made under this commitment for years ended 2020 and 2019.

In addition, the RSA and a separate Carveout, Intercreditor and Subordination Agreement and Release dated as of June 28, 2019 (the Sale Carveout Agreement), provide for Sale Carveout Rights and Transaction Bonus Rights (as each term is defined in the Sale Carveout Agreement) for certain current and former employees, in the event of a future sale or change in control transaction.

The restructured First Lien credit agreement and Second Lien credit agreement require the Company to maintain certain financial and non-financial covenants, as defined in the credit agreements. The Company was in compliance with all covenants as of December 31, 2021 and 2020.

PTNIH assumed PTN’s obligation as the borrower under the restructured Second Lien credit agreement.

The restructured credit agreements include the following terms:

Restructured Terms	Restructured First Lien Credit Agreement	Restructured Second Lien Credit Agreement
Borrower	PT Network, LLC	PT Network Intermediate Holdings, LLC
Outstanding balance of term loans	$127,718,900	$54,221,183
Revolving loan commitment	$10,000,000	-
Interest rates:
Index rate loans - cash	Index rate plus 4.5%	Index rate plus 9%
LIBOR loans - cash	LIBOR (floor 1%) plus 5.5%	LIBOR (floor 1%) plus 10%
PIK – subject to terms of credit agreement	2%
Maturity date	November 30, 2023	November 30, 2024
Loan amortization - quarterly	0% through March 31, 2020	Due at maturity
	0.25% through March 31, 2022
	0.50% thereafter

Additionally, the Company incurred costs from lenders and third parties from the restructuring transaction. Certain forbearance and restructuring fees are due upon the maturity of these credit agreements.

The outstanding balances on the First Lien term loan at December 31, 2021 and 2020 were $131,543,662 and $130,165,547, respectively. During 2021, the Company borrowed an additional $10,000,000 under its existing Second Lien term loan facility. The proceeds from this loan were used to fund acquisitions. The outstanding balances on the Second Lien term loan at December 31, 2021 and 2020 were $82,273,976 and $64,745,420, respectively. The Company had received a $10,000,000 note under the Paycheck Protection Program (PPP) during 2020, which was fully forgiven by the Small Business Administration (SBA) in 2021. Refer to Note 15 for additional information regarding the Company’s PPP loan. In accordance with the restructured credit agreements, aggregate future maturities required on long-term debt are as follows:

Years ending December 31:
2022	$2,235,081
2023	132,308,582
2024	82,273,976
Total	$216,817,639

The Company drew $3,000,000 on its revolving line-of-credit from the First Lien lenders during 2021 to fund operations, which was outstanding at December 31, 2021 and is presented in long-term debt, net in the consolidated balance sheets. There was no balance on the revolving line-of-credit at December 31, 2020 and 2019. The interest rate on the revolver is 10.00%. The revolving line of credit matures on November 1, 2023.

Debt issuance costs, which are classified as a reduction to the carrying amount of the debt above, consist of the following at December 31, 2021 and 2020:

	2021	2020
Cost	$9,768,962	$9,368,962
Accumulated amortization	(6,533,906)	(5,217,304)
	$3,235,056	$4,151,658

Amortization of debt issuance costs was $1,316,602, $1,316,602 and $1,537,075 for the years ended December 31, 2021, 2020 and 2019, respectively, and is included in interest expense on the consolidated statements of operations. Amortization for the next three years is as follows:

Years ending December 31:
2022	$1,449,778
2023	1,367,650
2024	417,628
$3,235,056

Interest expense of $21,343,516, $19,549,483 and $19,162,775 and commitment fee expense of $50,547, $49,444 and $30,956 for the years ended December 31, 2021, 2020 and 2019, respectively, are included in interest expense on the consolidated statements of operations. Accrued interest and commitment fees on the First and Second Lien Credit Agreements was $1,837,442 and $1,818,958 at December 31, 2021 and 2020, respectively. Accrued interest on the First and Second Lien Credit agreements that will be paid-in-kind was $2,267,582 and $2,100,734 at December 31, 2021 and 2020, respectively. Both accrued interest and accrued interest – PIK notes are disclosed on the face of the consolidated balance sheet.

The Company recorded a loss on extinguishment of debt of $1,042,822 during 2019 in conjunction with the restructuring transaction. This expense is part of interest expense on the consolidated statements of operations. See Note 16 regarding extinguishment of long-term debt subsequent to year-end.

Note 7. Employee Benefit Plans

The operating company sponsors the Pivot Physical Therapy 401(k) Plan for the benefit of substantially all employees of PTN. Under the plan, employees can contribute a portion of their compensation on a pre- or post- tax basis. The Company has the option to make matching contributions to the plan. The Company’s matching contribution expense was $985,688, $1,106,916 and $978,790 for the years ended December 31, 2021, 2020 and 2019, and amounts unpaid are included in accrued compensation expenses on the consolidated balance sheet.

Note 8. Commitments and Contingencies

Operating Leases

The Company has operating leases for equipment and for each of its operating and corporate locations, which expire at various dates through 2032. The Company’s future minimum rental commitments with original or remaining terms in excess of one year are as follows:

Years ending December 31:
2022	$17,535,515
2023	12,866,314
2024	10,020,765
2025	7,781,449
2026	5,346,340
Thereafter	6,661,999
$60,212,382

The minimum lease payments above do not include common area and maintenance (CAM) charges, which are also required contractual obligations under the operating leases. They also include the minimum lease terms and not optional renewal periods. The CAM charges are not fixed and can fluctuate from year to year. Rent expense, including CAM charges, was $21,091,002, $19,297,674 and $20,345,784 for the years ended December 31, 2021, 2020 and 2019, respectively, and is included as a component of occupancy expense or corporate office costs on the consolidated statements of operations, depending on the nature and use of the underlying asset.

Self-Insurance

The Company has a self-insurance medical and dental plan for its employees. Losses are limited through the use of stop-loss policies from reinsurers. Specific losses for claims are limited to $150,000 annually per covered employee. The Company’s aggregate annual loss limitation is based on a formula that considers, among other things, the total number of employees. The Company paid claims of $9,357,443, $8,323,272 and $7,159,591 during the years ended December 31, 2021, 2020 and 2019, respectively. The Company accrued an estimate for claims payable totaling $725,324 and $692,491 at December 31, 2021 and 2020, respectively.

Note 9. Related Party Transactions

Lease Agreements

The Company leases office space for certain of its operating locations and one of its corporate locations from real estate holding companies owned by employees or officers of the Company. Rent expense for these facilities was approximately $2,189,987, $2,359,359 and $2,401,271 for the years ended December 31, 2021, 2020 and 2019, respectively, and is included as a component of occupancy costs or corporate costs, depending on the use of the underlying asset, on the consolidated statements of operations.

Note 10. Certain Significant Risks and Uncertainties

Government Regulation

The Company and others in the health care business are subject to certain inherent risks, including the following.

Substantial dependence on revenue derived from reimbursement by the federal Medicare and state

Medicaid programs, which have been drastically cut in recent years and which entail exposure to various healthcare fraud statutes; government regulations, government budgetary constraints, and proposed legislative and regulatory changes; and lawsuits alleging malpractice and related claims. Such inherent risks require the use of certain management estimates in the preparation of the Company’s consolidated financial statements and it is reasonably possible that a change in such estimates may occur in the near term.

The Company’s operations are subject to a variety of federal, state, and local legal and regulatory risks,

including without limitation, the federal Anti-Kickback statute and the federal Ethics in Patient Referral Act (so-called Stark Law), many of which apply to virtually all companies engaged in the health care services industry. The Anti-Kickback statute prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Stark Law prohibits, with limited exceptions, financial relationships between ancillary service providers and referring physicians.

The Medicaid and Medicare programs are highly regulated. Compliance with laws and regulations governing the Medicare and Medicaid programs is subject to government review and interpretation, as well as significant regulatory action, including fines, penalties and possible exclusion from the Medicare and Medicaid programs. The failure of the Company to comply with applicable reimbursement regulations could adversely affect the Company’s business. It is not possible to quantify fully the effect of potential legislative or regulatory changes, the administration of such legislation or any other governmental initiatives on the Company’s business. Accordingly, there can be no assurance that the impact of these changes or any future health care legislation will not adversely affect the Company’s business. There can be no assurance that payments under governmental and private third-party payer programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

The Company’s financial condition and results of operations may be materially and adversely affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays. In addition, under the Medicare program, if the federal government makes a formal demand for reimbursement, even related to contested items, payment must be made for those items before the provider is given an opportunity to appeal and resolve the case.

Malpractice Insurance

The Company has malpractice insurance policies covering all therapists providing services for the Company. The insurance coverage is $1,000,000 per incident and $3,000,000 aggregate per Named Insured entity per policy year subject to a $10,000,000 policy aggregate. The Company also purchases $10,000,000 in excess liability coverage. The Company believes this is adequate coverage to protect against any outstanding claims and litigation.

Litigation

The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of activities or liquidity. See Note 13 for further discussion of certain settlement agreements reached in 2019.

COVID-19

The Company is aware of certain risks regarding the spread of COVID-19, a disease caused by a novel strain of coronavirus. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 a national emergency was declared in the U.S. State and local governments, including regions in which the Company operates, have imposed measures to curtail certain aspects of public life including stay-at-home orders and bans on elective surgeries. The containment measures taken by state and local governments negatively impacted the physical therapy business. The industrial injury prevention business was less impacted by the pandemic. During 2021, the Company saw increases in revenues and expenses which were primarily due to the Company returning to and now exceeding pre-pandemic results.

The Company expects that its business could continue to be adversely affected by risks, including the public perception of risks, related to the COVID-19 outbreak and efforts taken to contain it. These risks, and the public perception of the risks, caused, and can be expected to continue to cause, patients to avoid public places, including the Company’s clinics and operations. Furthermore, the overall economic impact of the pandemic could also adversely affect our patients' financial condition, resulting in reduced spending for the healthcare services the Company provides. Risks related to the COVID-19 outbreak have led to the closures of certain clinics and could lead to the complete or partial closure of additional clinics and operations.

In response, management developed a range of forecasts assuming various scenarios, and has developed specific plans given known circumstances through December 2021 and estimates over a range of time horizons. Management’s plans included reductions in variable costs in response to reductions in demand, including compensation and benefits, general and administrative, and certain corporate expenses. A thorough assessment was completed across the organization to identify both fixed and variable cost reduction opportunities, including negotiating rent deferments and abatements for the Company’s numerous leases. The Company also applied for and received funding from various sources established by the CARES Act. Refer to Note 15 for additional information on CARES Act funding received by the Company in 2021 and 2020. In addition, a substantial portion of the Company’s outstanding borrowings are due in 2023 and 2024, further alleviating financing needs for a period of not less than 12 months from the consolidated financial statements issuance date.

Based on information currently available to it and known trends, management’s view is that it is probable that its overall plan and related cost reduction activities will appropriately alleviate the risk of material adverse impact to the Company from the COVID-19 outbreak.

Note 11. Income Taxes

New Tax Legislation

The United States government approved and signed into law on December 22, 2017, the Tax Cuts and Jobs Act reform legislation. This legislation makes significant changes in U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from the current graduated system, with a top rate of 35%, to a flat rate of 21% starting in 2018.

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The components of the provision for income taxes for the years ended December 31, 2021, 2020 and 2019 are as follows:

Current:	2021	2020	2019
Federal	$390,990	$-	$-
State and local	114,516	-	32,038
Total current income tax expense	505,506	-	32,038

Deferred:
Federal	(17,180)	(196,435)	295,389
State and local	139,867	(64,410)	39,649
Total deferred income tax (benefit)/expense	122,687	(260,845)	335,038

Total income tax (benefit)/expense	$628,193	$(260,845)	$367,076

Income tax expense is included on the consolidated statements of operations.

The Company has recorded a valuation allowance for the years ended December 31, 2021 and 2020 of $29,707 and $514,969, respectively, as management does not expect to realize the full benefit of interest deductions in future years. The net deferred tax liability is part of other non-current liabilities on the consolidated balances sheet.

The expense for income taxes differs from the amount computed by applying the statutory federal income tax rate to loss before provision for income taxes. For the years ended December 31, 2021, 2020 and 2019, the Company had an expense of $628,193, a benefit for income taxes of $260,845 and an expense of $367,076, respectively. The significant difference between actual tax expense and the amount computed by applying the statutory federal income tax rate to the loss before provision for income taxes is due to the fact that substantially all of the Company's loss before income taxes is not subject to federal or state income taxes due to its tax status as a partnership.

Temporary differences between the financial reporting carrying amounts and the tax basis of assets and liabilities give rise to deferred taxes. The components of the deferred income tax assets and liabilities for the years ended December 31, 2021 and 2020 are as follows:

Deferred tax assets:	2021	2020
Federal net operating loss carryforward	$-	$68,086
State net operating loss carryforward	-	86,150
Interest deduction limitation	29,707	514,968
Accrued vacation	-	20,989
Property and equipment	14,964	-
Other	38,827	7,514
Total deferred tax assets	83,498	697,707

Deferred tax liabilities:
Property and equipment	-	17,699
Other	-	-
Total deferred tax liabilities	-	17,699
	83,498	680,008

Less valuation allowance	(29,707)	(514,969)

Net deferred tax asset/(liability)	$53,791	$165,039

General

The Company is subject to income taxes in the U.S. federal, Pennsylvania, and Virginia tax jurisdictions. Tax regulations within each jurisdiction are subject to the interpretations of the related tax laws and regulations and require significant judgement to apply.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion, or all of the deferred tax assets, will not be realizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As noted above, the Company has recorded a valuation allowance of $29,707 and $514,969 for the years ended December 31, 2021 and 2020, respectively, against the deferred tax asset arising from interest expense disallowed pursuant to IRC section 163(j). Other than this amount, the Company believes that it is more likely than not that the net deferred tax assets as shown above will be realized when future taxable income is generated through the reversal of existing taxable temporary differences and income that is expected to be generated by businesses that have a history of generating taxable income.

ASC Topic 740 prescribes a minimum recognition threshold and measurement attribute methodology for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company did not have unrecognized tax benefits for the years ended December 31, 2021 and 2020 and does not anticipate this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The Company is subject to audit for all open years in which the statute of limitations is open. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations for the years before 2018. The Company is not currently under examination by any taxing authorities.

Note 12. Members’ Equity

Equity prior to the Restructuring of Credit Agreements and Members’ Equity

The Company had preferred units and common units authorized, issued and outstanding prior to the restructuring of credit agreements and members’ equity that occurred on June 28, 2019. See Note 6 for additional details regarding the debt and equity restructuring.

Equity after the Restructuring of Credit Agreements and Members’ Equity

Subsequent to the restructuring of credit agreements and members’ equity that occurred on June 28, 2019, the Company has seven classes of membership interests, Class A, Class B, Class C, Class D-1, Class D-2, Class E and Preferred Interests.

Upon any liquidation, dissolution, or change in control, the Company shall distribute from its assets the amounts in the order of priority set forth below but, in each case, only to the extent that all amounts then required to be paid ranking prior thereto have been paid in full.

Order of Liquidation	Interest Class	Liquidation Preference Amount
1	Preferred Interests	Preferred Return (as subsequently defined)
2	Preferred Interests	Preferred Invested Capital
3	Class A Common Interests	Class A Common Invested Capital
4	All Classes of Common Interests

Assets distributed ratably to each class with the exception of the following:

●
Class C common units’ share of allocations is increased, and Class A common units’ share of allocations is correspondingly decreased, upon certain cumulative distribution thresholds
●
Class D-1 interests that are subject to a 50% reduction in distributions in excess of a specified enterprise value
●
Class D-2 common units are allocated 5% of such distributions in excess of a specified enterprise value

Common Interests

Class A common interests are held by the Second Lien Lenders and are the only interests with voting rights. Additionally, Class A common interests have preference in liquidation and distribution compared to other classes of common interests, up to the amount of Class A invested capital. As of December 31, 2021 and 2020, Class A invested capital totaled $8,580,000. All classes of common interests are junior to First and Second Lien Debt, as well as Preferred Interests with regards to all distributions, including distributions from liquidation, dissolution or change in control. Additionally, Class C common interests are held by the First Lien Lenders.

In the event of change in control, common interests are entitled to distributions of such change in control proceeds in accordance with the distribution preferences. In the event of a successful initial public offering, all common interest holders have the right to require the Company to convert their common interests into the common stock issued in connection with the initial public offering. An initial public offering is not contemplated at this time. As disclosed in Note 16, subsequent to December 31, 2021, there was a change in control in connection with the sale of the Company.

Pursuant to the RSA executed on June 28, 2019, the preferred interest holders and the common interest holders have modified the operating agreement of the Company in order to provide certain restrictions on the transfer of members’ interests, to grant first refusal and co-sale rights to the Company and to certain of the preferred interest holders, and to provide for obligations to participate in certain sales of capital stock of the Company.

In December 2019, the Company’s Board approved a Long-Term Management Incentive Plan which allows for the issuance of Class E interests to certain members of management. Incentive units under this plan were issued throughout 2021 and 2020. The grant date fair values of these equity-classified awards are immaterial to the consolidated financial statements.

Redeemable Preferred Interests

The redeemable preferred interests are held by the Second Lien Lenders and were recorded at the amount of cash received at the date the interests were issued. Each interest has a liquidation preference equal to the applicable original issue price, plus the Preferred Return of LIBOR (floor of 1.00%) plus 10.00% compounded annually.

Second Lien Lenders have a controlling interest in the Company through their Class A interests, therefore the preferred interests are redeemable at the option of the holders as the Second Lien Lenders have the power to direct the Company to make the distributions to redeem the preferred interests. Furthermore, in connection with a successful initial public offering, the redeemable preferred interest holders have the right to either exchange their preferred interests for the common stock issued in connection with the initial public offering, or redeem the preferred interests, for cash, at the value equal to the aforementioned liquidation preference. If the holders elect to convert to newly issued common stock, redeemable preferred interests would be converted into common stock at an amount equal to the preferred interest liquidation preference divided by the price at which the shares of common stock are sold to the public in an initial public offering.

As the preferred interests are redeemable, and the redemption is not solely in control of the Company, the Company has separately presented redeemable preferred stock from permanent equity and reports these interests on the consolidated balance sheets in a mezzanine equity section. In the Company’s consolidated financial statements, the value of the preferred interests is increased each period by the amount of preferred return. Furthermore, the liquidation preference is reflected as accretion of redeemable preferred interests in the consolidated statements of operations and is accounted for as an increase to net loss attributable to common interest holders. The accretion amount for the years ended December 31, 2021, 2020 and 2019 was $1,503,977, $1,415,700 and $663,257, respectively.

In connection with their ownership of the Class A common interests and redeemable preferred interests, the Second Lien Holders are obligated to make additional cash contributions up to $10,000,000 in the event that the Company’s operating cash levels are below a certain threshold for a number of consecutive days. Such cash contributions are allocated 40% to Class A common interests and 60% redeemable preferred interest capital accounts. During the years ended December 31, 2021, 2020 and 2019, the Second Lien Lenders have contributed $0, $3,500,000 and $2,950,000 of additional capital, respectively.

Note 13. Other Liabilities

In June 2019, the Company entered into confidential settlement and release agreements with related parties. The first settlement agreement provides for payments totaling $4,000,000. The second settlement agreement provides for payments totaling $2,000,000. These settlements have been recognized as other expense on the consolidated statements of operations, and as other current or other non-current liabilities on the consolidated balance sheets at December 31, 2019. The Company made payments of $642,857, $1,630,952 and $3,833,333 for the years ended December 31, 2021, 2020 and 2019, respectively.

In December 2019, the Company entered into a confidential settlement and release agreement with a third party. The agreement provides for payments totaling $2,075,000.This settlement has been recognized as other expense on the consolidated statements of operations in 2019, and as other current or other non-current liabilities on the consolidated balance sheets as of December 31, 2019. This liability has been satisfied as of December 31, 2020.

Note 14. Restructuring Costs

Restructuring costs include charges associated with exit or disposal activities that meet the definition of restructuring under FASB ASC Topic 420, Exit or Disposal Cost Obligations. Restructuring costs incurred under these plans include (i) one-time termination benefits related to employee separations, and (ii) contract termination costs, including the costs for closing outpatient physical therapy operating locations. Restructuring liabilities are recorded in accrued expenses and other non-current liabilities on the consolidated balance sheets.

The following table shows the activity in accrued restructuring and related charges for the years ended December 31, 2021, 2020 and 2019:

	Employee Costs	Clinic Exit Costs	Total
Beginning balance as of December 31, 2018	$-	$-	$-
Charges	714,024	334,118	1,048,142
Cash payments	(449,601)	(334,118)	(783,719)
Ending balance as of December 31, 2019	264,423	-	264,423
Charges	-	1,947,909	1,947,909
Cash payments	(264,423)	(450,907)	(715,330)
Ending balance as of December 31, 2020	$-	$1,497,002	$1,497,002
Charges	-	263,154	263,154
Cash payments	-	(467,084)	(467,084)
Ending balance as of December 31, 2021	$-	$1,293,072	$1,293,072

Note 15. CARES Act

Provider Relief Funds

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted. The CARES Act provided additional waivers, reimbursement, grants and other funds to assist health care providers during the COVID-19 pandemic, including appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing, and responding to COVID-19, and for reimbursing “eligible health care providers for health care related expenses or lost revenues that are attributable to coronavirus.” These health care related expenses could include costs associated with constructing temporary structures or emergency operation centers, retrofitting facilities, purchasing medical supplies and equipment including personal protective equipment and testing supplies, and increasing workforce and trainings.

On December 27, 2020, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 (CRRSA Act) was signed into law. The CRRSA Act legislated certain provisions and reporting requirements associated with the payments received under the Provider Relief Fund, including provisions surrounding how an entity should calculate lost revenues and a provision specifying that a parent organization may allocate all or a portion of the General and Targeted Distributions it has received among its other subsidiaries. As discussed above, the payments received under the Provider Relief Fund are to be used for health care related expenses and lost revenues attributable to the COVID-19 pandemic. These amounts, which are to be calculated in accordance with the terms and conditions set forth by the Department of Health and Human Services (HHS), must be determined for each of the Company’s subsidiaries by taxpayer identification number. Further, the payments are to be applied first against health care related expenses and then applied to lost revenue attributable to the COVID-19 pandemic.

The Company’s consolidated subsidiaries received $1,625,523 and $3,141,085 of payments under the Provider Relief Fund for the years ended December 31, 2021 and 2020, respectively. Under the Company’s accounting policy, payments are recognized on the books and records of the Company’s subsidiaries as income when it is reasonably assured that it has complied with the terms and conditions of the funds. The Company evaluated its compliance with the terms and conditions set forth within the CRRSA Act and by HHS as of December 31, 2021 and 2020, and recognized $1,625,523 and $3,141,085 as other operating income on the consolidated statements of operations.

Medicare Accelerated and Advance Payments Program

In accordance with the CARES Act, CMS temporarily expanded its current Accelerated and Advance Payment Program for Medicare providers. Under this program, qualified healthcare providers could receive advanced or accelerated payments from CMS. The Company’s consolidated subsidiaries received $7,770,162 of advanced payments under this program. These payments were received in April 2020.

On October 1, 2020, a short-term government funding bill was signed into law. This bill, among other things, extended the repayment terms for providers who received advanced payments under the Medicare Accelerated and Advance Payment Program. The bill modified the terms of repayment so that a provider can request no recoupment for one year after the advanced payment was issued, followed by a 25.0% recoupment of Medicare payments during the next 11 months, and 50.0% recoupment of Medicare payments during the last six months. Any amounts that remain unpaid after 29 months would be subject to a 4.0% interest rate.

Amounts received under the Accelerated and Advance Payment Program are reflected in other current liabilities in the consolidated balance sheets as of December 31, 2021 until all performance obligations have been met as the payments were made on behalf of patients before services were provided. Refer to Note 1 for additional information on the outstanding amount of Medicare Accelerated and Advance Payments.

Paycheck Protection Program

On April 21, 2020, the Company received loan proceeds in the amount of $10,000,000 under the Paycheck Protection Program (PPP) and has elected to account for the funds received in accordance with ASC Topic 470, Debt. The PPP, established as part of the CARES Act, enables the SBA to guarantee low-interest rate loans to certain entities. The PPP loans may be partially or fully forgiven if employees are retained and funds are used for eligible expenses including payroll costs, costs to continue group healthcare benefits, mortgage payments, rent, utilities, and interest on other debt obligations. The Company believes it used these funds on eligible expenses during the covered period and applied for full forgiveness with the SBA. In June 2021, the Company received notice from the SBA that its forgiveness application had been approved for the entire balance of its PPP loan and all related accrued interest. The forgiveness decision resulted in a gain of $10,000,000 which has been recorded as other operating income in the consolidated statements of operations for the year ended December 31, 2021.

Employer Payroll Tax Deferral

In April 2020, the Company began deferring payment on its share of payroll taxes owed, as allowed by the CARES Act through December 31, 2020. The Company is able to defer half of its share of payroll taxes owed until December 31, 2021, with the remaining half due on December 31, 2022.

The Company repaid $2,583,027 of its deferred payroll taxes in December 2021. The remaining $2,583,266 is reflected in accrued compensation expenses on the consolidated balance sheets as of December 31, 2021.

Note 16. Subsequent Events

The Company evaluated subsequent events through March 30, 2022, the date which the consolidated financial statements were issued.

Sale of Membership Interests of PT Network Intermediate Holdings, LLC

On December 13, 2021, the Members of the Company entered into a Membership Interest Purchase Agreement (MIPA) with Athletico Management, LLC to sell all of the membership interests of PT Network Intermediate Holdings, LLC. The sale closed on February 15, 2022. As of the date of the issuance of these consolidated financial statements, the acquirer is evaluating whether pushdown accounting will be applied.

As part of the sale transaction, the Company repaid all of its borrowings under the First Lien and Second Lien debt facilities. The outstanding balances on the First Lien term loan and First Lien Revolver were $133,113,535 and $3,035,361, respectively as of the closing date. The outstanding balance on the Second Lien term loan as of the closing date was $85,152,330. In addition to the repayment of the Company’s First Lien and Second Lien facilities, the Company also paid certain lender fees from the 2019 restructuring totaling $5,036,165 as of the closing date. Refer to Note 6 for additional information on the Company’s First Lien and Second Lien borrowings.

Upon closing of the transaction, the Company made distributions to its preferred interest holder equal to the amount of preferred invested capital plus the preferred return on invested capital. These amounts totaled $17,002,865 as of the closing date. Refer to Note 12 for additional information on the Company’s redeemable preferred interests.

In addition, the Company made carveout and transaction bonus distributions to certain current and former employees as a result of the change in control. Refer to Note 6 for additional information.

The Company had incurred certain expenses related to the sale transaction during 2021 totaling $6,606,250, which were paid at close. These amounts are included in other current liabilities on the consolidated balance sheet and other expense on the consolidated statement of operations as of and for the year ended December 31, 2021, respectively.

Finally, the Company incurred other transaction related expenses that were contingent upon the sale closing. These costs were paid out of the sale proceeds.

Schedule I: Condensed Parent Company Financial Statements

PT Network Intermediate Holdings, LLC

Balance Sheets (Parent Company Only)

As of December 31, 2021 and 2020

Assets	2021	2020

Current assets	$-	$-

Investment in consolidated subsidiaries	102,244,385	84,654,900

Total assets	$102,244,385	$84,654,900

Liabilities, mezzanine equity, and members' equity
Current liabilities	$-	$-

Non-current liabilities:
Accrued interest - PIK notes	1,703,502	1,543,099
Long-term debt, net	80,927,848	63,468,217
Other non-current liabilities	1,025,940	-
Total liabilities	83,657,290	65,011,316

Commitments and contingencies (see Note 3)

Mezzanine equity
Redeemable preferred interests	16,452,934	14,948,957

Equity
Members' equity - common interests	2,134,161	4,694,627

Total liabilities, mezzanine equity and members' equity	$102,244,385	$84,654,900

See notes to condensed financial statements.

Schedule I: Condensed Parent Company Financial Statements (continued)

PT Network Intermediate Holdings, LLC

Statements of Operations (Parent Company Only)

For the Years Ended December 31, 2021, 2020 and 2019

	2021	2020	2019
Operating costs:
Management and board fees	$101,651	$112,500	$171,667

Operating loss	(101,651)	(112,500)	(171,667)

Interest expense	9,045,974	7,410,538	5,151,426
Equity in net loss of subsidiaries	(8,091,136)	15,938,943	25,983,842

Total net loss	(1,056,489)	(23,461,981)	(31,306,935)

Accretion of redeemable preferred interests	1,503,977	1,415,700	663,257

Net loss attributable to common interests	$(2,560,466)	$(24,877,681)	$(31,970,192)

See notes to condensed financial statements.

Schedule I: Condensed Parent Company Financial Statements (continued)

PT Network Intermediate Holdings, LLC

Statements of Cash Flows (Parent Company Only)

For the Years Ended December 31, 2021, 2020 and 2019

PT Network Intermediate Holdings, LLC (PTNIH) does not maintain a bank account as all cash transactions are at the PT Network, LLC (PTN) level or other consolidated subsidiaries. There was no cash activity for the years ended December 31, 2021, 2020 and 2019 at the PTNIH level.

PTNIH had the following non-cash investing and financing activity for the years ended December 31, 2021, 2020 and 2019:

	2021	2020	2019
Non-cash investing and financing activities:
Acquisition of additional equity interest in a consolidated subsidiary in exchange for assumption of subsidiary’s debt	$-	$-	$53,625,849
Acquisition of additional equity interest in a consolidated subsidiary in exchange for issuance of common and preferred interest in PTNIH	$-	$3,500,000	$17,950,000
Decrease in equity interest in a consolidated subsidiary in lieu of payment of loan issuance costs incurred	$-	$-	$1,765,922
Increase in obligations from deferral of lender fees	$-	$-	$595,333
PIK interest converted to long-term debt	$7,528,556	$7,079,414	$6,637,233

See notes to condensed financial statements.

PT Network Intermediate Holdings, LLC

Notes to Condensed Financial Statements

Note 1. Basis of Presentation

PTNIH is a holding company and conducts substantially all of its business operations through its subsidiaries. These condensed Parent Company financial statements and related notes have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of PTNIH exceed 25% of the consolidated net assets of PTNIH as stipulated by Rule 5-04, Section I from Regulation S-X. The ability of the operating subsidiaries to pay dividends is restricted due to the terms of the subsidiaries’ credit agreement as defined in Note 6 to the consolidated financial statements. The total amount of such restricted net assets totaled $102,244,385 and $84,654,900 at December 31, 2021 and 2020, respectively. Any information, other than listed herein, is omitted as the information is either not applicable or has been furnished in the consolidated financial statements or notes thereto. These statements should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements.

Note 2. Long-Term Debt

In April 2019, the Second Lien Agent and each Second Lien Lender entered into a Restructuring Support Agreement (RSA) with respect to a proposed restructuring of the Loan Parties, which provided for consensual restructuring of the Company’s debt and equity structure (Restructuring). This agreement was amended and restated in June 2019. PTNIH assumed the Company’s obligation as the borrower under the restructured Second Lien credit agreement.

In accordance with the Restructured Second Lien Credit Agreement, future maturities required on long-term debt are as follows:

Years ending December 31:
2022	$-
2023	-
2024	82,273,976
$82,273,976

Debt issuance costs, which are classified as a reduction to the carrying amount of the debt above, consist of the following at December 31, 2021 and 2020:

	2021	2020
Cost	$2,761,255	$2,361,255
Accumulated amortization	(1,415,126)	(1,084,052)
	$1,346,129	$1,277,203

Amortization of debt issuance costs was $331,074, $331,075 and $352,238 for the years ended December 31, 2021, 2020 and 2019, and is included in interest expense on the condensed statements of operations. Amortization for the next three years is as follows:

Years ending December 31:
2022	$468,218
2023	468,218
2024	409,693
$1,346,129

Interest expense of $8,714,899, $7,079,463 and $3,599,322 for the years ended December 31, 2021, 2020 and 2019 are included in interest expense on the condensed statements of operations. Accrued interest on the Second Lien Credit agreement that will be paid-in-kind was $1,703,502 and $1,543,099 at December 31, 2021 and 2020, respectively. Accrued interest – PIK notes is disclosed on the face of the condensed balance sheet.

See Note 6 of the consolidated financial statements for additional information regarding the long-term obligations of PTNIH and its consolidated subsidiaries.

Note 3. Guarantees

All loans under the Restructured First Lien Credit Agreement discussed in Note 6 of the consolidated financial statements are collateralized by substantially all of the assets of PTNIH, PTN, and its subsidiaries, including the equity interests held by such entities. All loans under the Restructured Second Lien Credit Agreement discussed in Note 6 of the consolidated financial statements are collateralized by PTNIH’s limited liability company membership interest in PTN.

See Note 6 of the Consolidated Financial Statements in this Report for information regarding the guarantees provided by PTNIH.